Exhibit 10.16

AGREEMENT

          This Agreement (this “Agreement”) is made and entered into as of the 29th day of November, 2002 (the “Effective Date”) between Varco International, Inc., a Delaware corporation, (“Varco”) and George Boyadjieff (the “Executive”).

          WHEREAS, the Executive and Varco (as a result of a merger) are parties to an Executive Agreement with an Effective Date of March 22, 2000; and

          WHEREAS, pursuant to that Executive Agreement and pursuant to action by the Board of Directors of Varco, Executive has been nominated annually as a Director of Varco and upon election by the shareholders has served as a Director of Varco; and

          WHEREAS, Executive currently serves as the duly elected and appointed Chairman of the Board and Chief Executive Officer (“CEO”) of Varco; and

          WHEREAS, the Board and Executive wish to provide for a transition to transfer the offices of Chairman and CEO from Executive to John F. Lauletta and to provide for Executive’s continued employment and affiliation with Varco after such transfer; and

          WHEREAS, Varco and Executive wish to mutually terminate the Executive Agreement and enter this Agreement to provide for such transition and continued employment; and

          WHEREAS, Varco believes it to be in the best interests of its stockholders that such transition take place and that Executive continue as an employee of Varco after such transition.

          NOW, THEREFORE, in consideration of these premises and Executive’s continued employment with Varco as further set out herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Varco and Executive agree as follows:

1.	Term of Agreement.

This Agreement shall commence on the Effective Date and shall continue in effect, unless terminated earlier as otherwise set forth herein through December 31, 2004 (except for Sections 2E and 2F, which shall continue through the end of the respective periods described therein, Section 7, which shall continue in perpetuity and Section 8 which shall remain in effect until December 31, 2006).

2.	Transition Period.

A.

The Transition Period shall be from January 1, 2003 until the Varco Annual Meeting of Stockholders in May 2003.  Executive shall no longer serve as CEO or as an Executive Officer of Varco effective January 1, 2003.  From January 1, 2003 until December 31, 2004, unless terminated earlier pursuant to the terms of this Agreement, Executive shall be employed by Varco, with such duties and responsibilities as determined by the Board of Directors or the new CEO, including advising on “technical” issues.

B.

Executive will continue to hold the office of Chairman of the Board through the Annual Meeting of Shareholders of Varco to be held in May, 2003.  As “Chairman”, Executive will preside at the meetings of the Board of Directors.

C.

As long as Executive is employed by Varco and serves on the Board of Directors, Executive will be considered as an “Employee Director” and will not be eligible for compensation provided for non-employee Directors.

D.

From January 1, 2003, through December 31, 2003, Executive is entitled to normal business expense reimbursement not to exceed Forty Five Thousand Dollars ($45,000.00).  From January 1, 2004 through December 31, 2004, the normal business expense reimbursement shall not exceed Twenty Five Thousand Dollars ($25,000).  Any expenditures exceeding these amounts must be pre-approved by the CEO.  All such expense reimbursement must be approved by the Chairman of the Compensation Committee.

	E.	Executive will be nominated by the Board for a seat on the Board of Directors of Varco to be submitted to the stockholders for election at the May 2003 Annual Stockholders Meeting.

F.

During the term of his employment during the Transition Period, Executive’s compensation will consist of a base salary of Three Hundred Twenty Five Thousand Dollars ($325,000.00) per annum ($27,083.33 per month) with the then current benefits generally provided to executive officers of Varco.  Any incentive compensation will be solely at the discretion of the Compensation Committee.

3.	Employment After Transition Period.

A.

The Transition Period shall terminate on the date of the 2003 Annual Stockholder’s meeting to be held in May 2003.  Executive shall no longer serve as Chairman of the Board effective as of the 2003 Annual Stockholders Meeting.

	B.	Following the Transition Period Executive will be given the honorary title of “Chairman Emeritus” and will be so known as long as Executive sits on the Board of Directors of Varco.

C.

During the term of his Employment after the Transition Period Executive will continue to be paid a base salary of Three Hundred Twenty Five Thousand Dollars ($325,000) per annum ($27,083.33 per month) along with the then current benefits generally provided to executive officers of Varco.  Any incentive compensation will be solely at the discretion of the Compensation Committee.

D.

In the event Executive is elected as a director of Varco at the May 2004 Stockholders Meeting, he will serve out the full term of his directorship (other than in the event of his death or disability), even after the expiration of his employment provisions called for herein.  In such event, beginning January 1, 2005, Executive will serve as a non-employee director, with the commensurate non-employee director remuneration pro-rated through the end of his term as a director.

E.

Executive agrees that after the expiration of his employment hereunder, but during the term of the “Restricted Period” as set out in Section 8 hereof, Executive will make himself reasonably available to Varco and its affiliates on consultation regarding any patents or patent applications for which he might be a named inventor or have knowledge or experience with, for the purpose of prosecuting or defending any U.S. or foreign patent or patent applications.

4.	Termination of Executive Agreement.

The Executive Agreement previously entered into as of the 22nd day of March 2000 between Varco International, Inc., a California corporation, predecessor in interest to Varco International, Inc., a Delaware corporation, (via merger) is hereby mutually terminated in its entirety and is, as of the Effective Date hereof, of no further force or effect as to any provision whatsoever.  For as long as Executive continues to serve as a director of Varco, nothing herein shall have any effect upon that certain Indemnity Agreement entered May 31, 2000 between Executive and Varco, and it shall remain in full force and effect.

5.	Termination.

Executive’s employment by Varco pursuant hereto is subject to termination as follows:

	A.	Term. Unless terminated earlier pursuant to this Agreement, Executive’s employment shall terminate December 31, 2004 (The “Employment Term”).

	B.	Death. Executive’s employment shall terminate upon his death.

C.

Disability.  Varco may, by written notice to Executive, terminate Executive’s employment if as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full time basis for sixty (60) consecutive days.

D.

Termination for Cause.  Varco may terminate Executive’s employment at any time by written notice to Executive for Cause (as hereafter defined).  Termination by Varco of Executive’s employment for “Cause” shall mean termination upon (i) the willful failure by the Executive to substantially perform his duties hereunder (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness), (ii) the willful engagement by Executive in conduct which is intended to be demonstrably and materially injurious to Varco, monetarily or otherwise, (iii) Executive is convicted of a felony or a misdemeanor or civil offense involving fraud or moral turpitude that could reasonably be expected to adversely effect the business or operations of Varco, or (iv) a willful violation of Section 7 or Section 8 of this Agreement.  For purposes of this Section D, an act, or failure to act, on Executive’s part shall not be considered “willful” if done, or omitted to be done, by Executive in good faith and with a reasonable belief that his action or omission was in the best interests of Varco.

	E.	Executive’s Termination. Executive may terminate employment hereunder voluntarily at any time by written notice to Varco.

F.

Effect of Termination.  If Executive’s employment hereunder is terminated, all duties and obligations of the parties hereunder shall cease, except as provided in Section 1.  Additionally, if Executive’s employment hereunder is terminated pursuant to Section 5D, Varco shall be under no obligation or liability to Executive or his estate, as the case may be, subsequent to such termination.  In the event Executive’s employment is terminated pursuant to section 5A or 5E, Executive shall be deemed to have retired as of such termination date for purposes of determining Executive’s rights under any Varco benefit plan.  Notwithstanding a termination of Executive’s employment hereunder for any reason (other than, with respect to Section 8, death), Executive shall continue to be obligated to perform the provisions of Section 7 and Section 8 of this Agreement.  The date on which a termination pursuant to this Section 5 becomes effective (the “Date of Termination”) shall be, in the case of a termination pursuant to Section 5C, 5D or 5E hereof, the date on which the party terminating this Agreement gives the other party written notice thereof.  In the case of a termination pursuant to Section 5B hereof, the late of Termination shall be the date of death of Executive.

6.	Successors; Binding Agreement.

This Agreement shall inure to the benefit of and be enforceable by any assignees or successors in interest of Varco (including by way of merger), and by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees to the extent any obligations are outstanding by Varco hereunder.  This Agreement is personal to the Executive and may not be assigned by him.

7.	Confidential Information.

A.

Executive recognizes that the services that he has previously performed for Varco and to be performed by him hereunder are special, unique and extraordinary and that, by reason of his past and continued employment with Varco, he has or may acquire Confidential Information (as hereinafter defined) concerning the operation of Varco, the use or disclosure of which would cause Varco substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate.  Accordingly, Executive agrees that he will not (directly or indirectly) at any time, whether during or after the Employment Term, directly or indirectly (i) use for an improper personal benefit any Confidential Information that he may learn or has learned by reason of his employment with Varco or (ii) disclose any such Confidential Information to any person except (a) in the performance of his obligations to Varco hereunder, (b) as required by applicable law, (c) in connection with the enforcement of his rights under this Employment Agreement or (d) with the prior consent of Varco.  As used herein, “Confidential Information” includes information with respect to Varco’s and its affiliates’ respective facilities, operations and methods, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects or opportunities, personnel information and lists of customers and suppliers; provided, however, that such term shall not include any information that (x) is or becomes generally known or available publicly other than as a result of a disclosure by Executive, (y) is or becomes known or available to Executive on a non-confidential basis from a source (other than Varco) which, to Executive’s knowledge, is not prohibited from disclosing such information to Executive by a legal, contractual, fiduciary or other obligation to Varco, or (z) Varco discloses to others without obtaining an agreement of confidentiality.

B.

Executive confirms that all Confidential Information is the exclusive property of Varco.  All business records, papers and documents kept or made by Executive relating to the business of Varco which comprise Confidential Information shall be and remain the property of Varco during the Employment Term and all times thereafter.  Upon the termination of his employment with Varco or upon the request of Varco at any time, Executive shall promptly deliver to Varco, and shall retain no copies of, any written or electronic materials, records and documents made by Executive or coming into his possession concerning the business or affairs of Varco and which comprise Confidential Information, other than personal notes or correspondence of Executive not containing Confidential Information.

C.

Executive agrees that the restrictions set forth in this Section 7 shall also apply equally to any Confidential Information Executive acquired while an employee of Varco International, Inc., a California corporation, or of Varco.

8.	Non-Competition.

A.

In consideration of the premises of this Agreement, Executive agrees that, for the term of this Agreement and until and including December 31, 2006 (the “Restricted Period”), Executive shall not, directly or indirectly, for his own account or for the account of others, as an officer, director, stockholder, owner, partner, employee, promoter, consultant, manager or otherwise, participate in the promotion, financing, ownership, operation or management of, or assist in or carry on through a proprietorship, corporation, partnership, limited liability company or other form of business entity or otherwise, any business or business endeavor in the areas of oil field services or products as set forth in Exhibit “A” hereof, which is attached hereto and for all purposes made a part hereof, which Exhibit is acknowledged to be an excerpt from Varco’s most recent SEC Form 10-K filing (the “Business”), within the United States of America, the State of California, any of the counties in the State of California, Canada or any of the provinces in Canada (the “Restricted Territory”).  The Business shall also include any future products or services, which are described in a future SEC Form 10-K of Varco which is filed while Executive is serving as a director of Varco.

B.

In consideration of the premises of this Agreement, the Executive agrees that during the Restricted Period, the Executive shall not, whether for his own account or for the account of any other person (excluding Varco), (i) solicit or contact in an effort to do business with any person who was a customer of Varco during the term of this Agreement, or any affiliate of any such person, if such solicitation or contact is in competition with the Business, (ii) solicit or induce any Varco employees to leave their employment with Varco or accept employment with anyone else, if such solicitation or inducement is in competition with Varco (iii) interfere in a similar manner with the Business or (iv) disparage the Company, its products, business or management either directly or indirectly, whether orally, in print or otherwise.  Nothing herein shall prohibit or preclude the Executive from performing any other types of services that are not precluded by Section 8A for any other person.

C.

Executive has carefully read and considered the provisions of this Section 8 and, having done so, agrees that the restrictions set forth in this Section 8 (including the Restricted Period, scope of activity to be restrained and the geographical scope) are fair and reasonable and are reasonably required for the protection of the interests of Varco, its officers, directors, employees, creditors, partners and affiliates.  Executive acknowledges that (x) the business of Varco and its affiliates is international in scope, (y) its products and services are marketed throughout the Restricted Territory, and (z) Varco and its affiliates compete with other businesses that are or could be located in any part of the Restricted Territory.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, the parties hereto agree that the provision shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable.  Executive understands that the restrictions contained in this Section 8 may limit his ability to engage in a business similar to Varco’s business, but acknowledges that he will receive sufficiently high remuneration and other benefits from Varco hereunder to justify such restrictions.

9.	Breach of Section 7 and Section 8.

Executive acknowledges that a breach of any of the covenants contained in Section 7 and Section 8 hereof may result in material, irreparable injury to Varco for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement or otherwise payable by Varco shall cease and Varco shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining Executive from engaging in activities prohibited by Section 7 and Section 8 hereof and such other relief as may be required to enforce any of the covenants contained in Section 7 and Section 8 hereof.

10.	Notice.

For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

George Boyadjieff 18772 Colony Circle Villa Park, California 92861

If to Varco:

Varco International, Inc. One Briarlake Plaza 2000 West Sam Houston Parkway South, Suite 1700 Houston, Texas 77042 Atten: Office of the General Counsel

Notices may also be sent to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

11.	Miscellaneous.

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and an executive officer of Varco (excluding the Executive).  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision, of this Agreement to be performed by such other party shall be deemed a waiver or similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party which are not expressly set forth in this Agreement.  The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Texas.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Harris County, Texas in accordance with the riles of the American Arbitration Association then in effect and judgment may be entered on the arbitrator’s award in any court having jurisdiction thereof.  Any such arbitration shall be before three (3) arbitrators, one (1) each appointed by the parties and one (1) appointed by those two arbitrators.

13.	Validity.

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14.	Counterparts.

This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

VARCO INTERNATIONAL, INC.

By:	/s/ JOHN F. LAULETTA

Name:	John F. Lauletta

Title:	President & COO

George Boyadjieff

GEORGE BOYADJIEFF